Exhibit 99.CODE ETH

XVII.       CODE OF ETHICS

Applicable Law: 17 C.F.R. § 270.17j-1

Overview

Rule 17j-1 (17 C.F.R. § 270.17j-1) of the ICA requires the Trust to adopt a written Code of Ethics. The Rule also requires the Adviser to the Trust to adopt a written Code of Ethics, which will be subject to approval of the Board, including a majority of the Independent Trustees, and to report to the Board any material violations of the Adviser’s Code of Ethics. The Board may only approve a Code of Ethics after it has made a determination that the Code contains provisions designed to prevent “access persons” (summarized below) from engaging in fraud. In addition, certain key “investment personnel” (summarized below) of the Funds are subject to further pre-clearance procedures with respect to their investment in securities offered through an initial public offering (an “IPO”) or private placement (a “Limited Offering”).

Key Definitions

(1)       The term “Access Person” is defined to include:

(i)	each trustee or officer of the Trust or its investment adviser,

(ii)	each employee of the Trust or its investment adviser (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Trust or Fund, or information regarding changes in the constituents of a proprietary Index generated by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales,

(iii)	any natural person in a control relationship to the Trust or its investment adviser or sub-advisers who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security by any Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(iv)	each director, officer or general partner of any principal underwriter for the Trust, but only where such person in the ordinary course either makes, participates in, or obtains information regarding the purchase or sale of securities by the Fund(s), or whose functions relate to the making of recommendations regarding securities to the Fund(s); and

(v)	any natural person in a control relationship with a Fund or any of the Funds’ advisers or sub-advisers who obtain information concerning recommendations made to the Funds with regard to the purchase or sale of a security.

(2)       “Benefit” and “Beneficial ownership” of a security means that a person, or his/her spouse, minor children or other relative sharing his/her home, has a direct or indirect pecuniary interest in the security. In addition, a person will be considered the beneficial owner of securities held by any other persons if by reason of any contract, arrangement, understanding or relationship, he or she has the sole or shared voting rights or investment power.

(3)       “Initial Public Offering” (“IPO”) means an offering of Securities registered under the 1933 Act, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(4)       “Investment Personnel” is defined to include (i) any employee of the Trust or of the Adviser to the Trust who regularly participates in making recommendations regarding the purchase or sale of securities of a Fund; (ii) any employee of the Trust or of the Adviser to the Trust who regularly participates in making recommendations regarding changes in the constituents of a proprietary Index generated by the Adviser; and (iii) any natural person who controls the Trust or an Adviser to the Trust who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by a Fund. Investment Personnel are also Access Persons.

(5)       “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) of the Securities Act of 1933 or pursuant to Rules 504, 505 or 506 under the Securities Act of 1933.

(6)       “Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

(7)       “Reportable Fund” for a particular Access Person, means any Fund for which the Adviser with whom the Access Person is associated, if any, (the “Associated Adviser”) serves as investment adviser (including any sub-adviser) or any Fund whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

(8)       “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the ICA, except that it shall not include direct obligations of the government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper, shares issued by registered, open-end mutual funds (other than exchange traded funds) and high quality short-term debt instruments, including repurchase agreements.

(9)       A Security “held or to be acquired” by the Trust or any Fund means (A) any security which, within the most recent fifteen (15) days, (i) is or has been held by the Trust or any Fund thereof, or (ii) is being or has been considered by a Fund’s investment adviser for purchase by a Fund; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

(10)       A Security is “being purchased or sold” by the Trust from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for the Trust until the time when such program has been fully completed or terminated.

General Prohibition

The Rule prohibits fraudulent activities by affiliated persons of the Trust or Funds. Specifically, it is unlawful for any of these persons to:

a.	Employ any device, scheme or artifice to defraud a Fund

b.	Make any untrue statement of material fact to a Fund or omit to state any material fact in order to make a statement made to a Fund, in light of the circumstances, under which it was made, not misleading;

c.	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

d.	To engage in any manipulative practice with respect to a Fund.

Access Person Reports

All Access Persons are required to submit the following reports to the Trust CCO for themselves and their immediate family members residing at the same address. In lieu of providing the Reports, an Access Person may submit brokerage statements or transaction confirmations that contain duplicate information. The Access Person should arrange to have brokerage statements and transaction confirmations sent directly to the Trust CCO:

a)	Initial Holdings Report: Within Ten (10) days of becoming an Access Person, each Access Person must report the following information (which information must be current as of no more than 45 days prior to becoming an Access Person):

1.	The title and type of security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each Security and/or Reportable Fund in which the Access Person had any beneficial ownership when the person became an Access Person;

2.	The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person; and

3.	The date the report is submitted by the Access Person.

b)	Quarterly Transaction Reports: Within thirty (30) days of the end of each calendar quarter, each Access Person must report the following information:

1.	With respect to any transaction during the quarter in a Security and/or Reportable Fund in which the Access Person had any beneficial ownership;

i.	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Security and/or Reportable Fund involved;

ii.	The nature of the transaction (i.e., purchase, sale);

iii.	The price of the Security and/or Reportable Fund at which the transaction was effected;

iv.	The name of the broker, dealer or bank with or through which the transaction was effected; and

v.	The date that the report is submitted by the Access Person.

2.	With respect to any account established by the Access Person in which any securities were held during the quarter for the benefit of the Access Person:

i.	The name of the broker, dealer or bank with whom the Access Person established the account;

ii.	The date the account was established; and

iii.	The date that the report is submitted by the Access Person.

c)	Annual Holdings Report. Each year, the Access Person must report the following information (and the information must be current as of no more than 45 days prior to the date of the report):

1.	The date of the transaction, the title, and as applicable, the exchange ticker symbol or CUSIP, the interest rate and maturity date, the number of shares and the principal amount of each Security and/or Reportable Fund involved;

2.	The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities were held for the benefit of the Access Person; and

3.	The date the report is submitted by the Access Person.

Exceptions to the Reporting Requirements

a.	Principal Underwriter: An Access Person of a Fund’s principal underwriter is not required to make any Reports under this Policy if the principal underwriter:

i.	is not an affiliated person of the Trust or any Adviser to a Fund.

ii.	has no officer, director or general partner who serves as an officer, director or general partner of the Trust or of any investment adviser to a Fund.

b.	Independent Trustee: A trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act (an “Independent Trustee”) is not required to:

i.	file an Initial Holding Report or Annual Holding Report; and

ii.	file a Quarterly Holding Report, unless the Independent Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that during a 15 day period immediately before or after his or her transaction in a Security, that a Fund purchased or sold the Security, or a Fund or its Adviser considered purchasing or selling the Security.

Administration of the Code of Ethics – Reporting Violations and Certifying Compliance

a.	Each Service Provider subject to this Code of Ethics must implement policies and procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics;

b.	Each Service Provider subject to this Code of Ethics shall circulate the Code of Ethics and receive an acknowledgement from each Access Person that the Code of Ethics has been read and understood;

c.	Each Service Provider’s compliance officer shall compare all Reports with completed and contemplated portfolio transactions of a Fund to determine whether a possible violation of the Code of Ethics and/or other applicable trading policies and procedures may have occurred;

d.	Within 20 days of the end of each calendar quarter during which the Advisory Agreement remains in effect, the chief compliance officer of the investment adviser shall certify to the Trust that the investment adviser has complied with the requirements of Rule 17j-1 (as amended from time to time) during the previous quarter and that there have been no violations of the investment adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation;

e.	No Access Person shall review his or her own Report(s). The Trust CCO shall appoint the Chief Executive Officer of the Trust to review his or her own Reports if the Trust CCO is also an Access Person;

f.	On an annual basis, the Trust CCO shall prepare a written report describing any issues arising under the Code of Ethics or procedures, including information about any material violations of the Code of Ethics or its underlying procedures and any sanctions imposed due to such violations and submit the information for review by the Board; and

g.	On an annual basis, the Trust CCO shall certify to the Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics.

Compliance with Other Securities Laws

This Code of Ethics is not intended to cover all possible areas of potential liability under the ICA or under the federal securities laws in general. For example, other provisions of Section 17 of the ICA prohibit various transactions between the Funds and “affiliated persons,” including the knowing sale or purchase of property to or from a Fund on a principal basis, and joint transactions (i.e., combining to achieve a substantial position in a security or commingling of funds) between a Fund and an “affiliated person.“ Access Persons covered by this Code of Ethics are advised to seek advice before engaging in any transactions involving Securities held or under consideration for purchase or sale by a Fund or if a transaction directly or indirectly involves themselves and the Trust other than the purchase or redemption of shares of a Fund or the performance of their normal business duties.

In addition, the 1934 Act may impose fiduciary obligations and trading restrictions on Access Persons and others in certain situations. It is expected that Access Persons will be sensitive to these areas of potential conflict, even though this Code of Ethics does not address specifically these other areas of fiduciary responsibility.

Prohibited Trading Practices

a.	No Access Person may purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transactions acquires, any beneficial ownership if such security to his or her actual knowledge at the time of such purchase or sale:

i.	is being considered for purchase or sale by a Fund;

ii.	is in the process of being purchased or sold by a Fund (except that an access person may participate in a bunched transaction with the Fund if the price terms are the same in accordance with trading policies and procedures adopted by the Fund Organization); or

iii.	is or has been held by a Fund within the most recent 15 day period.

b.	Investment Personnel of a Fund or its investment adviser must obtain approval from the Fund or the Fund’s investment adviser before acquiring beneficial ownership in any securities in an IPO or Limited Offering.

c.	No Access Person may trade ahead of a Fund - a practice known as “frontrunning.”

Sanctions

As to any material violation of this Code of Ethics, each Service Provider subject to this Code shall adopt trading policies and procedures that provide for sanctions of the Access Persons. Such sanctions may include, but are not limited to: (1) a written reprimand in the Access Person’s employment file; (2) a suspension from employment; and/or (3) termination from employment.

The Board may also impose sanctions as it deems appropriate, including sanctions against the Trust CCO for failure to adequately supervise its Access Persons.

Record Retention

All Trust records shall be maintained in accordance with Rule 17j-1(f) under the ICA. Rule 17j-1(f) mandates the following record keeping requirements:

•	A copy of the Trust’s Code of Ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

•	A record of any violation of the Trust’s Code of Ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years;

•	A copy of each report made by an Access Person, as required by the Trust’s Code of Ethics, must be maintained for at least five years, the first two years in an easily accessible place;

•	A record of all persons, currently or within the past five years, who are or were required to make reports under the Trust’s Code of Ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place;

•	A copy of each report required by Rule 17j-1(c)(2)(ii) must be maintained for at least five years, the first two years in an easily accessible place; and

•	A record of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of the securities under Rule 17j-1(e), for at least five years after the end of the year in which the approval is granted.

Duties of the Trust CCO

In order to meet the requirements of the Rule, the Code of Ethics requires all Access Persons to report personal securities transactions on an initial, quarterly and annual basis (the “Reports”). The Trust CCO will:

•	In cooperation with the Adviser’s Compliance Officer, maintain lists of all access persons and investment personnel;

•	In cooperation with the Adviser’s Compliance Officer, inform all access persons and investment personnel of their designations and responsibilities;

•	Receive and review Reports in accordance with this Policy,

•	Select an appropriate senior officer of the Trust to whom he/she may submit his/her Reports for review; and

•	Report to the Board any material violations (Material Events) concerning the Code of Ethics in accordance with the Policy.